Exhibit 99.1

KODIAK OIL & GAS CORP. ANNOUNCES CLOSING OF
PRIVATE OFFERING OF SENIOR NOTES

DENVER, July 26, 2013 — /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (“Kodiak”) (NYSE: KOG) today announced the closing of its private offering of $400 million in aggregate principal amount of senior notes due 2022 in a private placement to eligible investors. The notes bear interest at 5.50% per annum and were issued at a price of 100% of their face amount.  The notes were issued pursuant to an indenture entered into on July 26, 2013 among Kodiak, Kodiak Oil & Gas (USA) Inc. (“Kodiak USA”), Kodiak Williston, LLC (“Kodiak Williston”) and KOG Finance, LLC (“KOG Finance”, and together with Kodiak USA and Kodiak Williston, the “Subsidiaries”), U.S. Bank National Association, as the trustee, and Computershare Trust Company of Canada, as the Canadian trustee. The notes are jointly and severally guaranteed on a senior unsecured basis by the Subsidiaries.

The net proceeds of the offering, after deducting initial purchasers’ discounts and our estimated offering expenses, were approximately $392.5 million. Kodiak intends to use the net proceeds of the offering to pay a portion of the outstanding debt under Kodiak’s credit agreement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.  Any offers of the notes and related guarantees were made only by means of a private offering circular.  The notes and related guarantees have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the expected use of proceeds from the offering. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.